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                                                                     EXHIBIT 3.1

                          SECOND AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                        CONCENTRIC NETWORK CORPORATION


     Concentric Network Corporation, a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

     1. The name of the corporation is Concentric Network Corporation. Concentric Network Corporation was originally incorporated under the same name, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 9, 1996.

     2. Pursuant to Sections 242 and 228 of the General Corporation law of the state of Delaware, the amendments and restatement herein set forth have been duly approved by the Board of Directors and the sole stockholder of Concentric Network Corporation

     3. Pursuant to section 245 of the General Corporation Law of the state of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

     4. The text of the Restated Certificate of Incorporation is hereby restated and further amended to read in its entirety as follows:


FIRST:    The name of the Corporation is Concentric Network Corporation (the
     "Corporation").

SECOND:   The address of the Corporation's registered office in the State of
     Delaware is 15 East North Street, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is Incorporating Services, L.P.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:

1.   Authorized Capital.  The total number of shares of all classes of capital
     ------------------
stock which the Corporation has authority to issue is 117,000,000 shares, par value $.001 per share, consisting of (i) 100,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock") and (ii) 17,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"). The Board of Directors of the Corporation by vote of a majority of its members, is authorized in accordance with and subject to limitations prescribed by law to
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provide by resolution for the issuance of additional shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitation or restrictions thereof.

     Effective upon the conversion of all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock upon the closing of the Company's initial public offering of Common Stock, the authorized shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be converted into undesignated Preferred Stock on a one-for-one basis up to an aggregate of 10,000,000 shares. Such undesignated shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. For any wholly unissued series of Preferred Stock, the Board of Directors is hereby authorized to fix and alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, the number of shares constituting any such series and the designation thereof, or any of them.

     For any series of Preferred Stock having issued and outstanding shares, the Board of Directors is further authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series that were originally fixed by the Board of Directors, but such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series, if any. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares such series.

2.   Terms of the Common Stock.
     -------------------------

     2.1  Dividends.  Subject to the rights of the Preferred Stock described in
          ---------
Section 3.2 of this Article Fourth, dividends may be paid on the Common Stock as and when declared by the Board of Directors of the Corporation out of the assets or funds of the Corporation legally available therefor.

     2.2  Ratable Treatment.  The Corporation shall not pay a dividend, make a
          -----------------
distribution (as defined in Section 3.10), or effect a stock split-up, combination, reclassification or recapitalization, in each case, with respect to its outstanding shares of Common Stock, unless all of its outstanding shares of Common Stock participate on the same basis (except in the case of a reclassification or recapitalization, with respect to voting rights) in such dividend, distribution, split-up, combination, reorganization, reclassification or recapitalization.

     2.3  Voting Rights.  Each holder of Common Stock shall be entitled to one
          -------------
vote for each share of Common Stock held. Except as required by law, or as otherwise set forth in this Article Five or as provided by the Board of Directors in its designation of any series of Preferred Stock pursuant to
Section 3.1 of this Article Five, the holders of shares of Preferred Stock and Common Stock shall vote together as a single class and not as separate classes. The holders of the Common Stock and Series C Preferred Stock shall vote as a class to elect the members of the Board of Directors (the "Common
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Directors"), other than (x) the Series A Directors (as defined below), (y) the
Series B Director (as defined below) and (z) the Series D Directors (as defined below).

     2.4  Liquidation Rights.  Subject to the rights of the holders of the
          ------------------
Preferred Stock described in Section 3.5 of this Article Fourth and any other prior and/or superior rights of such holders as provided by law, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive an amount equal to the Aggregate Preference Amount (as defined in Section 3.5) payable out of any remaining funds and other assets of the Corporation to be distributed. Such funds and other assets shall be distributed to holders of the Common Stock on a ratable basis. After the payment to the holders of Common Stock of an amount equal to the Aggregate Preference Amount, the remaining assets of the Corporation available for distribution to stockholders shall be distributed ratably to the holders of Common Stock (treating for purposes of this calculation all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock as having been converted into Common Stock).

     2.5  Fractional Shares.  A fractional share of Common Stock shall be
          -----------------
entitled to an equivalent fractional percentage of all of the rights and privileges associated with a whole share of such Common Stock. Any reference to a share of Common Stock in the Amended and Restated Certificate of Incorporation shall be a reference to a whole or fractional share, as applicable, of Common Stock.

3.   Terms of the Series A Preferred Stock, Series B Preferred Stock, Series C
     -------------------------------------------------------------------------
     Preferred Stock and Series D Preferred Stock.
     --------------------------------------------

     3.1  Designation and Number.  There are hereby designated four series of
          ----------------------
Preferred Stock to be known as "Series A Preferred Stock," "Series B Preferred Stock," "Series C Preferred Stock" and "Series D Preferred Stock." The number of shares constituting the Series A Preferred Stock shall be 1,000,000. The number of shares constituting the Series B Preferred Stock shall be 905,000. The number of shares constituting the Series C Preferred Stock shall be 940,000. The number of shares constituting the Series D Preferred Stock shall be 4,540,000.

     3.2  Dividends.
          ---------

          (a) The Corporation shall not declare or pay any dividend or make any other distribution to the holders of the Common Stock unless the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock participate with the holders of the Common Stock in any such dividend or distribution, and a dividend or distribution is prior thereto or simultaneously therewith declared or paid, as the case may be, to the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock as set forth in the immediately succeeding sentence. In the case of a dividend or distribution to the holders of the Common Stock, the holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall receive the same dividend or distribution that such holder would be entitled to receive if all of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held by such holder were exchanged for Common Stock at the applicable Conversion Ratio (as defined below).
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          (b) The Corporation shall not declare or pay any dividend or make any other distribution to the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock, respectively, unless the holders of each of the other Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, as the case may be, participate with the holders of such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, in any such dividend or distribution, and a dividend or distribution is prior thereto or simultaneously therewith declared or paid, as the case may be, to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, as set forth in the immediately succeeding sentence. In the case of a dividend or distribution to the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock, as the case may be (the "Dividend"), the holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall receive the same dividend or distribution that such holder would be entitled to receive if (i) the Dividend were deemed to have been made to holders of Common Stock, and (ii) all of the outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock were converted into Common Stock at the applicable Conversion Ratio.

     3.3  Voting Rights.
          -------------

          (a) In addition to any voting rights provided by law, the holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the number of votes a holder of the shares of Common Stock, whole or fractional, into which such share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock is convertible pursuant to Section
3.6 of this Article Fourth is entitled to, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholder is solicited, provided that the holders of Series A Preferred Stock shall not be entitled to vote on any matters relating to the election of the Common Directors, the Series B Director or the Series D Directors, the holders of Series B Preferred Stock shall not be entitled to vote on any matters relating to the election of the Common Directors, the Series A Directors or the Series D Directors, the Series C Preferred Stock shall not be entitled to vote on any matters relating to the election of the Series A Directors, Series B Director or the Series D Directors, and the Series D Preferred Stock shall not be entitled to vote on any matters relating to the election of the Series A Directors, Series B Director or Common Directors. The holders of Series A Preferred Stock shall be entitled to vote as a class to elect the Series A Directors (as defined below) in accordance with Section 3.3(b) hereof, the holders of Series B Preferred Stock shall be entitled to vote as a class to elect the Series B Director (as defined below) in accordance with
Section 3.3(b) hereof and the holders of the Series D Preferred Stock shall be entitled to vote as a class to elect the Series D Directors (as defined below) in accordance with Section 3.3(b) hereof.
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     (b)  Series A Directors, Series B Director and Series D Directors.

          (i) The holders of Series A Preferred Stock shall be entitled to vote as a class to elect two persons to the Corporation's Board of Directors. Each person elected to be a director by the holders of Series A Preferred Stock pursuant to this Section 3.3(b)(i) shall be referred to as a "Series A Director."

          (ii) The holders of Series B Preferred Stock shall be entitled to vote as a class to elect one person to the Corporation's Board of Directors. The person elected to be a director by the holders of Series B Preferred Stock pursuant to this Section 3.3(b)(ii) shall be referred to as the "Series B Director."

          (iii) So long as at least 2,127,000 shares of Series D Preferred
Stock are outstanding, the holders of Series D Preferred Stock shall be entitled to vote as a class to elect four persons to the Corporation's Board of Directors. In the event that less than 2,127,000, shares of Series D Preferred Stock are outstanding, the holders of the Series D Preferred Stock shall be entitled to vote as a class to elect three persons to the Corporation's Board of Directors. In the event the Corporation's Board of Directors is increased to 15 or more persons and at least 2,127,000 shares of Series D Preferred Stock are outstanding, the holders of Series D Preferred Stock shall be entitled to vote as a class to elect five persons to the Corporation's Board of Directors. Each person elected to be a director by the holders of Series D Preferred Stock pursuant to this Section 3.3(b)(iii) shall be referred to as a "Series D Director."

          (iv) At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock then outstanding shall constitute a quorum for the election of the Series A Directors, the Series B Director or the Series D Directors, respectively.
Series A Directors may be removed only by vote or written consent of the holders of the Series A Preferred Stock. The Series B Director may be removed only by the vote or written consent of the holders of the Series B Preferred Stock. The Series D Directors may only be removed by the vote or written consent of the holders of the Series D Preferred Stock.

     3.4  Reacquired Shares.  Any shares of Series A Preferred Stock, Series B
          -----------------
Preferred Stock, Series C Preferred Stock or Series D Preferred Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. None of such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be reissued by the Corporation.

     3.5  Liquidation, Dissolution or Winding Up.
          --------------------------------------

          (a) Upon the voluntary or involuntary dissolution, liquidation or winding up (each, a "Liquidation") of the Corporation, the holders of the shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive and

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to be paid out of the assets of the Corporation available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Stock (as defined in Section 3.10), the applicable Preferred Distribution Preference Per Share (as defined below) with respect to each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock.

          (b) If upon any such Liquidation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be insufficient to permit payment of the full amount of the Preferred Distribution Preference Per Share with respect to each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, then the entire assets of the Corporation to be distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be distributed among such holders pro rata in proportion to the full amounts to which they would respectively be entitled.

          (c) After the payment to the holders of shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the full amount of the liquidating distribution to which they are entitled under this Section 3.5 and to any other holders of shares of Preferred Stock in accordance with the terms provided by the resolution pursuant to which such Preferred Stock is issued (collectively, the "Aggregate Preference Amount"), an amount equal to the Aggregate Preference Amount shall be distributed ratably to the holders of the Common Stock out of the assets of the Corporation. After the payment to the holders of Common Stock of an amount equal to the Aggregate Preference Amount, the remaining assets of the Corporation available for distribution to shareholders shall be distributed ratably to the holders of Common Stock (treating for purposes of this calculation all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock as having been converted into Common Stock) and to any other holders of shares of Preferred Stock in accordance with the terms provided by the resolution pursuant to which such Preferred Stock is issued.

          (d) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale of all or substantially all the assets of the Corporation shall be deemed to be a Liquidation for purposes of this Section 3.5 of this Article Fourth.

          (e) "Preferred Distribution Preference Per Share" shall mean, (i) with respect to each share of Series A Preferred Stock, the quotient obtained by dividing $10,000,000 by the number of shares of Series A Preferred Stock issued by the Corporation (the "Issued Series A Preferred Stock") regardless of whether then outstanding (subject to adjustment for any stock splits or recombinations of the Series A Preferred Stock), (ii) with respect to each share of Series B Preferred Stock, $11.00 per share (subject to adjustment for any stock splits or recombinations of the Series B Preferred Stock), (iii) with respect to each share of Series C Preferred Stock, $27.30 per share (subject to adjustment for any stock splits or recombinations of the Series C Preferred Stock) and (iv) with respect to each share of Series D Preferred Stock, $20.40 per share (subject to adjustment for any stock splits or recombinations of the Series D Preferred Stock).

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     3.6  Conversion.
          ----------

          (a) Each share of Series A Preferred Stock, each share of Series B Preferred Stock, each share of Series C Preferred Stock and each share of Series D Preferred Stock issued or issuable with respect to the exercise or conversion of any Series A Equivalents, Series B Equivalents, Series C Equivalents or Series D Equivalents (as defined in Section 3.9) shall automatically be converted into the applicable number of Common Stock Units (as defined in Section 3.10) at the then effective applicable Conversion Ratio (as defined in
Section 3.10) immediately prior to a Qualified Public Offering. In addition, at the option of the holder of any Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, such holder shall have the right, at any time and from time to time prior to a Qualified Public Offering, by written notice to the Corporation, to convert any share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock owned by such holder into the number of applicable Common Stock Units at the then effective applicable Conversion Ratio. A "Qualified Public Offering" shall mean the sale of shares of the Company's Common Stock in a bona fide, firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $15,000,000 of gross proceeds to the Corporation before deducting underwriting discounts and commissions and offering expenses, and reflecting a Corporation Valuation (as defined below) of at least $50,000,000 (or such lesser amount as the holders of a majority of the outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, each voting as separate classes, otherwise agree). The term "Corporation Valuation" means, with respect to any public offering of Common Stock, the amount obtained by multiplying the total number of shares of common Stock outstanding immediately prior to such public offering (treating for purposes of this calculation all securities convertible into, or exchangeable or exercisable for, any shares of Common Stock (collectively, "Common Stock Equivalents") as having been converted, exchanged or exercised) multiplied by the per share offering price for such public offering.

          (b) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be necessary to permit the conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock into shares of Common Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. For purposes of this paragraph (b) of this Section
3.6 of this Article Five, all Series A Equivalents, Series B Equivalents, Series C Equivalents and Series D Equivalents (as defined in Section 3.9) shall be deemed, at any given time, to be fully exercised, converted or exchanged for shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, respectively.

          (c) The Conversion Ratio (as defined in Section 3.10) applicable to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively, will be subject to adjustment from time to time as follows:

               (i) In case the Corporation shall at any time or from time to time after April 20, 1995 in the case of the Series A Preferred Stock and Series B Preferred Stock, December 15, 1995 in the case of the Series C Preferred Stock, or August 1, 1996 in the case of the Series D Preferred Stock (A) pay any dividend, or make any distribution on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock,
(C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the applicable Conversion Ratio in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock thereafter convertible into Common Stock pursuant to this Section 3.6 of this Article Fourth shall be entitled to receive the

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number and type of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock been converted into Common Stock immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

               (ii) Except with respect to the Excluded Securities (as defined below) applicable in the case of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, respectively, in case the Corporation shall issue any shares of Common Stock (or Common Stock Equivalents (as defined in Section 3.10) after the respective date when the first share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock is issued (or their respective Series A Equivalents, Series B Equivalents, Series C Equivalents or Series D Equivalents as defined in Section 3.9 of this Article Five), at a price per share (or having a conversion or exercise price per share) less than the then applicable Preferred Distribution Preference Per Share, then in each such case, the applicable Conversion Ratio shall be adjusted by multiplying (A) the applicable Conversion Ratio in effect on the day immediately prior to the date of issuance of such shares (or Common Stock Equivalents) by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding on such date prior to such issuance and (2) the number of additional shares of Common Stock issued (or issuable upon conversion, exchange or exercise of such Common Stock Equivalents), and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding on such date prior to such issuance and (y) the number of shares of Common Stock purchasable at the then applicable Preferred Distribution Preference Per Share upon payment of the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock (or such Common Stock Equivalents) so issued. An adjustment made pursuant to this clause (ii) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively to the close of business on the date of such issuance. For purposes of this clause (ii), the aggregate consideration receivable by the Corporation in connection with the issuance of shares of Common Stock or of Common Stock Equivalents shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties, if any) of all such Common Stock and/or Common Stock Equivalents plus the minimum aggregate amount, if any, payable upon conversion, exchange or exercise of any such Common Stock Equivalents. The issuance or reissuance of any shares of Common Stock (whether treasury shares or newly issued shares) pursuant to a dividend or distribution on, or subdivision, combination or reclassification of, the outstanding shares of Common Stock requiring an adjustment in the Conversion Ratio pursuant to clause (i) of this paragraph (c) of this Section 3.6 of this Article Fourth shall not be deemed to constitute an issuance of Common Stock or Common Stock Equivalents by the Corporation to which this clause (ii) applies. Upon the expiration of any unconverted, unexchanged or unexercised Common Stock Equivalents for which an adjustment has been made pursuant to this clause (ii), the adjustments shall forthwith be reversed to effect such Conversion Ratio as would have been in effect at the time of such expiration or such termination had such Common Stock Equivalents, to the extent outstanding immediately prior to such expiration or termination, never been issued. Excluded Securities shall mean all shares of (w) Common Stock or Common Stock Equivalents issued and outstanding on December 18, 1995, (x) Common Stock issued upon the conversion or exercise of any such Common Stock Equivalent, (y) Common Stock or Common Stock Equivalents issued pursuant to the Corporation's Incentive Stock Option Plan as in effect on December 18, 1995, (z) up to 1,286,667 shares of Common Stock to be issued pursuant to the Corporation's stock option plan to be adopted by the Corporation's Board of Directors, and (aa) Common Stock or Common Stock Equivalents issued in connection with any bona fide loans or lease financings approved unanimously by the Corporation's Board of Directors.

               (iii) For purposes of this paragraph (c) of this Section 3.6 of this Article Fourth, the number of shares of Common Stock at any time outstanding shall mean the aggregate of all shares of Common Stock then outstanding (other than any shares of Common Stock then owned or held by or for the account of the Corporation) treating for purposes of this calculation all Common Stock Equivalents as having been converted, exchanged or exercised.

               (iv) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution and shall thereafter, and before such dividend or distribution is paid or delivered to shareholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Ratio then in effect shall be made by reason of the taking of such record, and any such adjustment previously made as a result of the taking of such record shall be reversed.

          (d) The issuance of certificates for shares of Common Stock upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock which is being converted.

          (e) The Corporation will at no time close its transfer books against the transfer of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, in any manner which interferes with the timely conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

          (f) As used in this Section 3.6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.001 per share, as constituted on the Filing Date (as defined below), and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends nor be entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided that the shares of Common Stock receivable upon conversion of shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall include only shares designated as Common Stock of the Corporation on the Filing Date, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets to be issued in exchange for such Common Stock pursuant thereto.

          (g)  In the case of a Sale of the Corporation (as defined in Section
3.10 below) or a proposed reorganization of the Corporation or a proposed reclassification or recapitalization of the capital stock of the Corporation (except as a transaction for which provision for adjustment is otherwise made in this Section 3.6), each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock would have been entitled upon such Sale of the Corporation, reorganization, reclassification or recapitalization; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock or Series D Preferred Stock. The Corporation shall not effect any such Sale of the Corporation unless prior to or simultaneously with the consummation thereof the successor corporation or purchaser, as the case may be, shall assume by written instrument the obligation to deliver to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, each such holder is entitled to receive.

          (h) The Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock against impairment.

               (i) Upon any conversion of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock pursuant to this Article, the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock which are converted shall not be reissued. Upon conversion of all of the then outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock pursuant to this

Article, all of this Article shall be void and each share of authorized Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be converted into one share of authorized undesignated Preferred Stock, up to a maximum of 10,000,000 shares, and all shares of Preferred Stock in excess of 10,000,000 shall be canceled and shall not be deemed outstanding for any purpose whatsoever.

     3.7  Reports as to Adjustment.  Upon any adjustment of the Conversion Ratio
          ------------------------
then in effect pursuant to the provisions of Section 3.6 of this Article
Fourth, then, and in each such case, the Corporation shall promptly deliver to the Transfer Agent(s) of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock and to each of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation setting forth in reasonable detail the event requiring the adjustment, the method by which such adjustment was calculated and the Conversion Ratio then in effect following such adjustment. Where appropriate, such notice to holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock may be given in advance.

     3.8  Certain Covenants.  Any registered holder of Series A Preferred Stock,
          -----------------
Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock may proceed to protect and enforce its rights and the rights of any other holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, with any and all remedies available at law or in equity.

     3.9  Protective Provisions.  So long as shares of Series A Preferred Stock,
          ---------------------
Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (or securities convertible into, or exchangeable or exercisable for, shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, which are called "Series A Equivalents," "Series B Equivalents" and "Series C Equivalents" and "Series D Equivalents," respectively) are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be (treating for purposes of these calculation of all Series A Equivalents, Series B Equivalents, Series C Equivalents and Series D Equivalents as having been converted, exchanged or exercised), voting as a single class:

          (a) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, or except as provided in subsection (c) of this Section 3.9, otherwise amend these Amended and Restated Certificate of Incorporation (in any case whether by merger, consolidation or otherwise) so as to affect adversely the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, respectively; or

          (b) increase the authorized number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock as the case may be; or

          (c) create or designate, or authorize the issuance of any new class or series of stock (including, without limitation, the issuance of any additional shares of Preferred Stock by the Board of Directors pursuant to
Section 1 of this Article Fourth) (i) ranking senior to or having a preference over, or being on a parity with, Series A Preferred Stock with respect to dividends or upon liquidation, (ii) ranking senior or having a preference over the Series C Preferred Stock, (iii) ranking senior to or having a preference over, or being on a parity with, the Series D Preferred Stock or (iv) convertible into any such class or series of stock, provided that the Corporation may create or designate or authorize the issuance of a new class or series of stock (a) ranking senior to or having preference over, or being on a parity with, the Series B Preferred Stock or (b) being on a parity with the Series C Preferred Stock in each case with respect solely to dividends or upon liquidation, without obtaining the approval of the holders of any of the Series B Preferred Stock or the Series C Preferred Stock, as the case may be.

     3.1  Definitions.  In addition to any other terms defined herein, for
          -----------
purposes of this Article Fourth, the following terms shall have the meanings indicated:

          "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Commission" shall mean the Securities and Exchange Commission, and any successor agency.

          "Common Stock Equivalent" shall mean securities convertible into, or exchangeable or exercisable for, shares of Common Stock.

          "Conversion Ratio," determined as of any date, shall equal the number of Common Stock Units into which one share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, is convertible pursuant to Section 3.6 of this Article Fourth. The Conversion Ratio shall initially equal one and shall be subject to adjustment as provided in paragraph (c) of Section 3.6 of this Article Fourth.

          The term "distribution" shall include the transfer of cash or property to the holders of a class of capital stock of the Corporation, without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of the Corporation, for cash or property, including such transfer, purchase or redemption by a subsidiary of the Corporation. The time of any distribution by way of dividends shall be the date of declaration thereof, and the time of any distribution by purchase or redemption of shares shall be the date on which cash or property is transferred by the Corporation, whether or not pursuant to a contract of an earlier date; provided that, where a debt security is issued in exchange for shares, the time of the distribution is the date when the Corporation acquires the shares for such exchange.

          "Filing Date" shall mean the date of filing of this Second Amended and Restated Certificate of Incorporation.

          "Junior Stock" shall mean any capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock.

          "Person" shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Sale of the Corporation" shall mean consolidation or merger of the Corporation with or into any other corporation or corporations (other than a consolidation or merger in which the Corporation is the continuing corporation), or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than fifty (50%) percent of the voting power of the Corporation is disposed of.

FIFTH:    The Corporation is to have perpetual existence.

SIXTH: Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins.

SEVENTH: The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation. Effective at such time as the Corporation becomes subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1998 annual meeting of stockholders, the term of office of the second class to expire at the 1999 annual meeting of stockholders and the term of office of the third class to expire at the 2000 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected to serve three-year terms and until their successors are elected and qualified, so that the term of one class of directors will expire each year. When the number of directors is changed, any newly created directorships, or any decrease in directorships, shall be so apportioned among the classes so as to make all classes as nearly equal as possible, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.

EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ELEVENTH: Effective upon the closing of the Corporation's initial public offering of securities pursuant to a registration statement filed under the Securities Act of 1933, as amended, stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any such action at a duly called annual or special meeting.

TWELFTH: Pursuant to Section 203(b) of the Delaware Corporation laws, the stockholders of this Corporation expressly elect not to be governed by
          Section 203(a) of the Delaware Corporation laws. Effective at such time as the Corporation becomes subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, any merger or combination between an entity or person owning, directly or indirectly, 10% of the Corporation's shares and the Corporation, will require the affirmative vote of at least two-thirds (2/3) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote, unless: (i) the merger is approved by a two-thirds (2/3) of the members of the Board of Directors; or (ii) the entity or person owning, directly or indirectly, 10% of the Corporation's shares pays a price for the remaining shares at least equal to the greatest of (a) the highest price paid by the offeror for any shares of the Corporation during the offer; or (b) an amount reflecting the same or a greater percentage relationship to the then market price of the Corporation's stock as the highest price per share paid by the offeror during the tender offer bears to the market price of the stock immediately prior to the commencement of the tender offer; or (c) an amount equal to the earnings per share of the Corporation for the four full consecutive fiscal quarters immediately preceding the proposed merger or business combination multiplied by the then current price/earnings ratio of the offeror.

THIRTEENTH:  Notwithstanding any other provision of this Amended and Restated
             Certificate of Incorporation or any provision of law which might otherwise permit a lessor vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote shall be entitled to alter, amend or repeal Articles VII, XI, XII or XIII or any provision thereof.

     IN WITNESS WHEREOF, Concentric Network Corporation, has caused this Amended and Restated Certificate of Incorporation to be executed by Henry R. Nothhaft, its President and Chief Executive Officer attested by Peter J. Bergeron, its Secretary, this ____ day of ____, 1997.


                                    CONCENTRIC NETWORK CORPORATION



                                    Henry R. Nothhaft,
                                    President and Chief Executive Officer

Attest:


________________________________
Peter Bergeron, Secretary